Exhibit 99.1

Investor Contact: Tiffany Kanaga, +1.302.897.0668 tiffany.kanaga@elancoah.com

Media Contact: Colleen Parr Dekker, +1.317.989.7011 colleen.dekker@elancoah.com

FOR IMMEDIATE RELEASE

Elanco Announces Addition of Marcela A. Kirberger as General Counsel and Corporate Secretary

Kirberger brings leadership experiences at both U.S. and German based companies to Elanco

Greenfield, Ind. (June 4, 2021) – Today, Elanco Animal Health Incorporated (NYSE: ELAN) named Marcela A. Kirberger as general counsel and corporate secretary. She joins the Elanco Executive Committee at the company’s Greenfield, Indiana-based headquarters on June 22.

Kirberger will have responsibility for all of Elanco’s legal functions. She joins the company with more than 20 years of corporate legal experience advising and leading companies through transformation to address evolving internal, national, and international challenges.

“Marcela is a clear fit for Elanco, with the right mix of executive leadership experiences at U.S. and German based companies,” said Jeff Simmons, president and chief executive officer of Elanco. “Her wide-ranging expertise in regulated, pharma, and over-the-counter in the human health sector complements our experienced animal health executive team, continuing to strengthen the management of key functional areas, such as Legal.”

Most recently, Kirberger was general counsel and corporate secretary at the North American headquarters of Roche Diagnostics, where she had executive responsibility for the Legal function, overseeing the areas of Commercial, Compliance, Litigation, Legal Regulatory Risk, Privacy, Operations and Labor and Employment. As a member of the company’s leadership team, she helped lead culture transformation and COVID-19 crisis management efforts at the company. Before Roche, she spent five years at German-based Leica Microsystems and Sandoz International in roles such as global general counsel, chief compliance officer, and global head of Legal for the Sandoz Biopharmaceuticals business unit. She also spent eight years in various U.S. and regional legal roles within different Novartis-owned companies. She began her career as a securities lawyer at Lowenstein Sandler PC in New Jersey, advising clients in securities class actions and shareholder litigation.

“As a leading animal health company, I was instantly drawn to Elanco, its vision, and its strong culture at a pivotal time for the company and the Legal function,” said Kirberger. “The critical importance of healthy animals to people and the planet has never been more evident than in the past year, so I’m looking forward to joining this growing industry and company to make a positive impact.”

With an interest in growing Indiana's life sciences industry, Kirberger has served as a board member of Indianapolis-based BioCrossroads for nearly two years alongside 20 public and private sector board members to facilitate investments in biotech start-ups, build growth companies, and promote education across technology and life sciences in Indiana.

Kirberger holds Juris Doctor degrees from Catholic University of Argentina School of Law and Rutgers University School of Law.

ABOUT ELANCO ANIMAL HEALTH

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ ESG/Sustainability framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

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© 2021 Elanco or its affiliates.

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